Exhibit 12



                    THE COASTAL CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                                                 Nine Months Ended
                                                       Year Ended December 31,                     September 30,
                                         --------------------------------------------------    --------------------
                                           1993       1994       1995       1996       1997       1997       1998
                                         --------   --------   --------   --------   --------   --------   --------
                                                        (Dollars in Millions)
EARNINGS:
  Pretax earnings from continuing
    operations........................  $  202.4   $  324.9   $  297.2   $  645.1   $  509.1   $  360.1   $  418.7
  Fixed charges, excluding capitalized
    interest - see below..............     481.8      433.9      441.9      399.2      348.4      261.1      262.3
                                        --------   --------   --------   --------   --------   --------   --------
     Earnings.........................  $  684.2   $  758.8   $  739.1   $1,044.3   $  857.5   $  621.2   $  681.0
                                        ========   ========   ========   ========   ========   ========   ========

FIXED CHARGES:
  Interest expense....................  $  442.5   $  407.8   $  415.4   $  368.3   $  307.5   $  230.3   $  221.2
  Interest factor, included in rentals      32.7       24.0       26.5       30.9       31.7       23.5       21.1
  Dividends on preferred stock of
    subsidiaries......................       6.6        2.1          -          -        9.2        7.3       20.0
                                        --------   --------   --------   --------   --------   --------   --------

  Fixed charges, excluding capitalized
    interest..........................     481.8      433.9      441.9      399.2      348.4      261.1      262.3
  Capitalized interest................       8.4        8.3        5.9        8.0       15.5        7.1       18.5
                                        --------   --------   --------   --------   --------   --------   --------
  Fixed charges.......................  $  490.2   $  442.2   $  447.8   $  407.2   $  363.9   $  268.2   $  280.8
                                        ========   ========   ========   ========   ========   ========   ========

Ratio of Earnings to Fixed Charges....     1.40x      1.72x   $  1.65x      2.56x      2.36x      2.32x      2.43x
                                        =======    =======    =======    =======    =======    =======    =======


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